Exhibit 99.1

Senesco Closes Enrollment in Its Phase 1b/2a SNS01-T Study

Bridgewater, N.J. (August 29, 2014) - Senesco Technologies, Inc. (“Senesco” or the “Company”) (OTCQB: SNTI) today announced the closing of enrollment in its ongoing Phase 1b/2a open-label, multiple-dose, dose-escalation clinical trial of SNS01-T, a first-in-class modulator of eukaryotic translation initiation factor 5A (eIF5A), in patients with relapsed or refractory multiple myeloma, plasma cell leukemia or B cell lymphoma.

The safety portion of the study has established a maximum tolerated dose following the reporting of a second dose limiting toxicity (DLT) in the fourth and highest dosing cohort (0.375 mg/kg). The first DLT observed was a Grade 4 infusion reaction that occurred in a patient who had not received the designated premedications. The second DLT, an uncomplicated Grade 4 neutropenia, occurred after eight doses in a lymphoma patient. A total of eight patients were enrolled into cohort 4. With the completion of the high dose cohort, the trial will stop recruitment. All patients currently enrolled may continue treatment at the recommended cohort 3 dose level of 0.2 mg/kg and will be monitored through completion of their study treatment. The Company will submit the clinical, pharmacokinetic and pharmacodynamic data from the study for presentation at an upcoming scientific meeting.

“The eIF5A gene, with its ability to regulate programmed cell death and cell survival, is a promising target with broad potential application in multiple disease areas,” said Ronald A. Martell, Chief Executive Officer of Senesco. “The primary goal of this study was to assess safety and tolerability of our lead eIF5a product candidate, SNS01-T, at various dose levels. Having now reached a maximum tolerated dose, we will look to the final study results to inform our future development.”

About SNS01-T

SNS01-T is a novel approach to cancer therapy that is designed to selectively trigger apoptosis in B-cell cancers such as multiple myeloma, and mantle cell and diffuse large B-cell lymphomas. Senesco is the sponsor of a Phase 1b/2a study which enrolled patients at Mayo Clinic in Rochester, MN, the University of Arkansas for Medical Sciences in Little Rock, the Mary Babb Randolph Cancer Center in Morgantown, WV, the John Theurer Cancer Center at Hackensack University Medical Center in Hackensack, NJ, the Seattle Cancer Care Alliance in Seattle, WA, and, the Pretoria East Hospital, in Pretoria and the Groote Schuur Hospital in Cape Town, South Africa.

About Senesco

Senesco Technologies is a clinical-stage biotech company specializing in cancer therapeutics and immunological diseases driven by a unique combination of gene regulation, antibody therapeutics and nanocage delivery systems. Its proprietary gene regulation technology has demonstrated the ability to eliminate cancer cells and protect healthy cells from premature death. The antibody approach is a novel discovery paradigm with the proven capability to identify functional therapeutic monoclonal antibodies against challenging cell surface targets that previously have been highly resistant to therapeutic antibody discovery. The Company is currently in a Phase 1b/2a trial with a product candidate that is designed to treat B-cell cancers, which include multiple myeloma, chronic lymphocytic leukemia, and non-Hodgkin’s B-cell lymphomas. The Company has several antibodies in its preclinical pipeline. The first to move forward is a potentially first/best in class candidate antibody that targets an ion channel important in autoimmunity and inflammation. For more information, please visit Senesco.com or connect with us on Facebook, Twitter, LinkedIn and Google+.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to integrate the Fabrus science and operations; the Company’s ability to continue as a going concern; the Company’s ability to recruit patients for its clinical trial; the ability of the Company to consummate additional financings; the development of the Company’s gene and antibody technology; the approval of the Company’s patent applications; the current uncertainty in the patent landscape surrounding small inhibitory RNA and the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance; and the quotation of the Company’s common stock on an over-the-counter securities market, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Joel Brooks	Heather Branham,
Chief Financial Officer	908-393-9393
info@senesco.com